Exhibit 10.2

WYETH

PERFORMANCE SHARE AWARD AGREEMENT

UNDER THE WYETH [            ] STOCK INCENTIVE PLAN

DATE OF GRANT
NUMBER OF SHARES SUBJECT
TO TARGET AWARD: [####]

Name

Address 1

Address 2

The Company hereby awards you a performance share award consisting of stock units (the “Units”) representing shares of Common Stock in the amount set forth above (the “Target Award”). The Units are subject to the terms and restrictions set forth in the Plan and this Agreement. Each Unit corresponds to one share of Common Stock. Upon the full or partial satisfaction by the Company of certain performance criteria described in Paragraph 3, the Units shall be converted into shares of Common Stock on the terms and conditions set forth herein. Capitalized words not otherwise defined in the text of this Agreement or in Paragraph 10 shall have the same meanings as in the Plan.

By signing this Agreement (or otherwise acknowledging, as instructed, your agreement thereto), you acknowledge and agree that:

•	You have received a copy of the Plan.

•	You have read and understand the terms of the Plan and this Agreement.

•

The Company has the right, without your prior consent, to amend or modify the terms of the Plan or this Agreement to the extent that the Committee deems it necessary to avoid adverse or unintended tax consequences to you under Section 409A. Such amendments or modifications may limit or eliminate certain rights otherwise available to you under the Plan and/or this Agreement.

1. No Stockholder Rights Until Issuance of Shares. No shares of Common Stock represented by the Units will be earmarked for you or your account, and you will not have any of the rights of a stockholder with respect to such shares until such time as the shares are issued to you in accordance with the terms of this Agreement.

2. No Transfer of Units. You may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Units granted hereunder.

3. Conversion to Common Stock.

(a) General Rule. At a meeting of the Committee to be held within 90 days after the end of the Performance Year, the Committee shall compare the EPS with the EPS Target for the Performance Year set by the Committee at the beginning of the Performance Year. Subject to your applicable Deferral Election or Re-Deferral Election, as the case may be, the percentage of Units corresponding to (i) the EPS Target achieved, if any, as set forth on the Performance Grid, and (ii) as modified by the TSR Modifier shall be converted, as of the Conversion Date, into Common Stock (up to a maximum of 200% of the Target Award), and all rights with respect to the remaining portion of such Target Award shall be forfeited and surrendered to the Company. Notwithstanding anything in this Agreement to the contrary, upon your forfeiture for any reason of all rights to the Units granted hereunder, such Units shall, for all purposes of the Plan and this Agreement, be deemed terminated and without further force or effect as of the date of such forfeiture.

(b) Rounding. The number of Units settled in accordance with the calculations described in Paragraph 3(a) shall be rounded to the nearest whole number.

4. Deferral Elections and Re-Deferral Elections.

(a) Deferral Elections. You are eligible to make a Deferral Election to defer the issuance to you of all of the shares of Common Stock otherwise issuable to you as of the Conversion Date. To make a Deferral Election, you must complete an election form approved by the Committee that conforms to the terms of the attached ANNEX B, and return or otherwise submit such form to the Record Keeper as soon as possible after the date hereof, but in no event later than the date that is thirty (30) days following the Date of Grant indicated above or such earlier date as may be required by applicable law and communicated to you by the Committee. All Deferral Elections must comply with the applicable procedures established by the Committee from time to time. If you make such a Deferral Election (or a Re-Deferral Election pursuant to Paragraph 4(b)), then, as of the Conversion Date, the following shall apply: (i) the Units that would have been earned as of the Conversion Date shall be cancelled; (ii) in exchange for such cancelled Units, you will have a future right to receive a number of shares of Common Stock equal to the number of Units so cancelled, subject to Paragraph 5(d); and (iii) as of the Conversion Date, the Company shall contribute to the Restricted Stock Trust, subject to Paragraph 5(d), a number of shares of Common Stock equal to the number of Units cancelled, which shares shall be used to satisfy the Company’s payment obligations to you under your Deferral Election and this Agreement, and such shares shall be issued to you as of the Payment Date(s) specified in your Deferral Election or Re-Deferral Election, as the case may be, subject to Paragraphs 6, 7, 8 or 12. Notwithstanding anything in this Paragraph 4(a) to the contrary, if the Committee determines that a Deferral Election is not made within the timeframe required by this Paragraph 4(a) or, as of the last date for submitting such election, is not permitted under the Agreement, such election shall be null and void and the shares (if any) issuable to you under the Agreement will be issued as of the Conversion Date.

(b) Re-Deferral Elections. You may, in accordance with procedures established from time to time by the Committee, also make a Re-Deferral Election with respect to all of the shares of Common Stock earned or eligible to be earned by you under this Agreement, even if you do not make a Deferral Election pursuant to Paragraph 4(a). Any such Re-Deferral Election (i) must be in accordance with the provisions of Section 409A (as reasonably interpreted by the Committee), (ii) must be made in writing (unless otherwise instructed by the Company) and received by the Record Keeper at least 12 months prior to the Payment Date then in effect previously specified in your Deferral Election (or prior Re-Deferral Election) or established under the terms of this Agreement or, if a Deferral Election or a prior Re-Deferral Election is not in effect, at least 12 months prior to the Conversion Date and (iii) must delay issuance of the shares of Common Stock otherwise issuable to you under this Agreement for a period of not less than five years from such Payment Date or if, a Deferral Election or a prior Re-Deferral Election is not in effect, five years from the Conversion Date as the case may be. To the extent that a Payment Date is delayed pursuant to Paragraph 7(a)(i)(B), (C) or (D), the one-year period referenced in clause (ii) and the five-year period referenced in clause (iii) of this Paragraph 4(b) shall be measured from the Conversion Date. Notwithstanding anything in this Agreement to the contrary, (A) a Re-Deferral Election will be permitted or honored solely to the extent that it is timely and conforms to the Agreement and (B) issuance of amounts subject to an applicable Re-Deferral Election shall not occur prior to the Payment Date(s) set forth in your Re-Deferral Election unless otherwise permitted under the Agreement and Section 409A.

5. Issuance and Delivery of Shares of Common Stock; Withholding.

(a) Method of Issuance; Time of Delivery; Stockholder Rights. As soon as practicable after a Payment Date, all shares of Common Stock, if any, earned by you under this Agreement that are to be issued to you as of such Payment Date shall be delivered either through book-entry form as a credit to an account maintained in your name or through the issuance of a stock certificate representing such shares of Common Stock free of any restrictive legend, other than as may be required by applicable securities laws. Upon such issuance, you shall be the record owner of such shares and shall be entitled to all of the rights of a stockholder of the Company, including the right to vote and the right to receive dividends.

(b) No Deferral Election. If you do not make a Deferral Election or Re-Deferral Election, the shares of Common Stock to be issued to you pursuant to this Agreement shall be issued to you, if earned, as of the Conversion Date, subject to Paragraphs 6, 7 or 12, and delivered to you in a lump sum as soon as practicable after the Conversion Date.

(c) Deferral Election. If you make a Deferral Election or Re-Deferral Election, the shares of Common Stock to be issued to you, if earned, pursuant to this Agreement shall be issued to you as soon as of the Payment Date(s) specified in such Deferral Election or Re-Deferral Election, subject to Paragraphs 6, 7, 8 or 12, and delivered to you as soon as practicable after the Payment Date(s).

(d) Amounts to Be Withheld. The number of shares of Common Stock that shall be issued to you (either directly from the Company pursuant to this Paragraph 5 or from the Restricted Stock Trust) as of a Payment Date(s) shall be (i) the number of such shares that would have been issued as of the Payment Date in the absence of this Paragraph 5(d) minus (ii) the number of whole shares of Common Stock necessary to satisfy (A) the minimum federal, state, local and foreign income tax withholding obligations that are imposed on the Company by applicable law in respect of the issuance of such award, (B) other tax withholding obligations

(i.e., Social Security, Medicare and state and local unemployment taxes) that may be due under applicable law as of the Conversion Date or such other time (and that may be satisfied by the reduction effected hereby in the number of issuable shares) and, if a Deferral Election or a Re-Deferral Election is in effect, the minimum federal, state, local and foreign income tax withholding obligations imposed on the Company in respect of the income attributable to the shares issued to satisfy such other tax withholding obligations, (C) with respect to a U.S. Expatriate, the minimum federal, state and local tax withholding obligations pursuant to clauses (A) and (B) of this Paragraph 5(d) that would have been imposed on the Company as of the Payment Date(s) if the Participant were not a U.S. Expatriate, and (D) the Administrative Fee determined in accordance with Annex D in each case, it being understood that the value of the shares referred to in clause (ii) above shall be determined, for the purposes of satisfying the obligations set forth in this Paragraph 5(d) and determining your income related to such award, on the basis of the closing market per-share price for the Common Stock as reported on the Consolidated Transaction Reporting System on the trading day immediately preceding the designated date of issuance or as otherwise determined in Paragraph 8, or on such other reasonable basis for determining fair market value as the Committee may from time to time adopt.

(e) Compliance with Section 409A. To the extent that the shares of Common Stock, if any, issuable to you under this Agreement (i) constitute a deferral of compensation within the meaning of Section 409A, (ii) are to be issued in connection with your Separation from Service (for any reason other than death) during the period beginning on your Separation from Service and ending on the six-month anniversary of such date and (iii) at the time of such Separation from Service, you are a Specified Employee, then such issuance shall be delayed until the first day of the month following the six-month anniversary of your Separation from Service.

6. Separation from Service Other than by Reason of Retirement, Disability or Death; Forfeiture; Default Payment.

(a) Prior to Conversion Date. If you incur a Separation from Service prior to the Conversion Date for any reason other than Retirement, Disability or death, you shall forfeit all rights to all Units granted hereunder.

(b) On or After Conversion Date. If you incur a Separation from Service on or after the Conversion Date for any reason other than Retirement, Disability or death, the shares that are earned under this Agreement, but have not then been issued to you, shall be issued to you in accordance with Paragraph 5 as of the Payments Date(s) specified below:

(i) No Deferral/Re-Deferral Election. If you did not make a Deferral Election or Re-Deferral Election, as the case may be, the shares of Common Stock shall be issued in a lump sum as of the Conversion Date.

(ii) Deferral/Re-Deferral Election. If you made a Deferral Election or Re-Deferral Election with respect to the shares earned under this Agreement, the shares subject to your Deferral Election or Re-Deferral Election, as the case may be, that are earned but have not then been issued to you shall be issued to you, in accordance with Paragraph 5, in a lump sum as of the first day of the month following the date of such Separation from Service, regardless of the Payment Date(s) specified in your Deferral Election or Re-Deferral Election.

7. Separation from Service by Reason of Retirement, Disability or Death.

(a) Prior to Conversion Date.

(i) Issuance of Shares. If you incur a Separation from Service prior to the Conversion Date (A) by reason of Retirement, Disability or death and (B) as of the date of such Separation from Service, you have been in the continuous employment of the Company or one or more of its subsidiaries for the two-year period ending on the date of such Separation from Service, the Units granted hereunder shall remain outstanding and shall be settled in accordance with Paragraph 3 and the shares of Common Stock in settlement of such Units, if earned, shall be issued in accordance with Paragraph 5 as of the Payments Date(s) specified below:

(A) No Deferral/Re-Deferral Election. If you did not make a Deferral Election or Re-Deferral Election, as the case may be, with respect to such shares, subject to Paragraph 7(a)(iii), the shares of Common Stock shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in a lump sum as of the Conversion Date.

(B) Deferral/Re-Deferral Election—Retirement. If you made a Deferral Election or Re-Deferral Election, as the case may be, with respect to such shares and the Separation from Service is by reason of Retirement, the shares subject to such Deferral Election or Re-Deferral Election shall be issued to you, subject to Paragraph 7(a)(iii), in the form elected by you in the Deferral Election or Re-Deferral Election, as the case may be, as of the later of (x) the Payment Date(s) specified in your Deferral Election or Re-Deferral Election, and (y) the Conversion Date.

(C) Deferral/Re-Deferral Election—Disability; Death. Notwithstanding anything in this Paragraph 7(a) to the contrary, if (x) your Separation from Service is by reason of your Disability or death or you die after a Separation from Service by reason of Retirement or Disability and (y) you have shares of Common Stock subject to a Deferral Election or Re-Deferral Election, as the case may be, that have not then been issued to you, such shares shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof, or your Beneficiary, as the case may be, in a lump sum as of the Conversion Date, regardless of the Payment Date(s) specified in your Deferral Election or Re-Deferral Election.

(ii) Continuous Employment Requirement. Notwithstanding anything in this Paragraph 7 to the contrary, if you incur a Separation from Service prior to the Conversion Date (A) by reason of Retirement, Disability or death and (B) as of the date of your Separation from Service, you have not been in the continuous employment of the Company or one or more of its subsidiaries for the two-year period ending on such Separation from Service, you shall forfeit all rights to all Units granted hereunder as of the date of such Separation from Service.

(iii) Forfeiture Due to Conduct. Notwithstanding anything in this Agreement to the contrary, if you incur a Separation from Service prior to the Conversion Date by reason of Retirement and following such Separation from Service but prior to the Conversion Date you: (A) become or serve as an officer, director, partner or employee of any individual, proprietorship, partnership or corporation or the owner of a business, or a member of a partnership which conducts a business in competition with the Company as determined by the Committee or its designee or (B) engage in deliberate action which, as determined by the Committee or its designee, causes substantial harm to the interest of the Company you shall forfeit all rights to all Units granted hereunder.

(b) On or After Conversion Date.

(i) No Deferral/Re-Deferral Election. If you did not make a Deferral Election or Re-Deferral Election with respect to such shares and you incur a Separation from Service on or after the Conversion Date by reason of Retirement, Disability or death, such shares of Common Stock, if earned, shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in a lump sum as of the Conversion Date.

(ii) Deferral/Re-Deferral Election—Retirement. If you incur a Separation from Service on or after the Conversion Date by reason of Retirement and you have shares of Common Stock subject to a Deferral Election or Re-Deferral Election, as the case may be, that have not then been issued to you, such shares, if earned, shall be issued to you in accordance with Paragraph 5 as of the Payment Dates(s) specified in your Deferral Election or Re-Deferral Election.

(iii) Deferral/Re-Deferral Election—Disability; Death. Notwithstanding anything in this Paragraph 7(b) to the contrary, if (A) your Separation from Service is by reason of your Disability or death or you die after a Separation from Service by reason of Retirement or Disability, and (B) you have shares of Common Stock subject to a Deferral Election or Re-Deferral Election, as the case may be, that have not then been issued to you, such shares, if earned, shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof, or your Beneficiary, as the case may be, in accordance with Paragraph 5, in a lump sum as of the first day of the month following the date of such Separation from Service or your death, regardless of the Payment Date(s) specified in your Deferral Election or Re-Deferral Election.

8. Distribution in the Event of Financial Hardship.

(a) Requirements. If the issuance of shares of Common Stock has been deferred by you pursuant to a Deferral Election or Re-Deferral Election, as the case may be, and such shares have not then been issued to you, you may submit a written request for an accelerated issuance of such shares in the event you experience an Unforeseeable Financial Emergency. The Hardship Committee shall evaluate any such request as soon as practicable in accordance with Section 409A. If the Hardship Committee determines in its sole discretion that you are experiencing such an Unforeseeable Financial Emergency, the Hardship Committee shall direct the Company to issue to you, as soon as practicable following such determination, such number of shares of Common Stock held for your account in the Restricted Stock Trust, provided that the value of such shares of Common Stock does not exceed the amount reasonably necessary to satisfy the Unforeseeable Financial Emergency and any federal, state, local and foreign income taxes or penalties reasonably anticipated as a result of such issuance of shares. A distribution on account of an Unforeseeable Financial Emergency shall not be made to the extent to which such Unforeseeable Financial Emergency is, or may be, relieved through reimbursement or compensation by insurance or otherwise or by liquidation of your assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(b) Distribution Procedures. For purposes of this Paragraph 8, the value of the shares of Common Stock shall be calculated based on the closing market per-share price for the Common Stock as reported on the Consolidated Transaction Reporting System on the trading day immediately preceding the designated date of issuance or on such other reasonable basis for determining fair market value as the Hardship Committee may from time to time adopt. You must provide adequate documentation to the Hardship Committee in order to be eligible for the issuance of shares to confirm the amount needed to satisfy the costs related to the Unforeseeable Financial Emergency and the taxes payable on the release of such shares. If you have elected, pursuant to Paragraph 4, to receive the shares of Common Stock subject to this Agreement in the form of installments, the number of shares issued to you due to the Unforeseeable Financial Emergency pursuant to this Paragraph 8 shall be deducted from the remaining installments to be issued to you starting with the last in time of such installments scheduled to be issued.

9. Miscellaneous. This Agreement may not be amended except in writing. Neither the existence of the Plan and this Agreement nor the Target Award granted hereby shall create any right to continue to be employed by the Company or its subsidiaries, and your employment shall continue to be at will and terminable at will by the Company. In the event of a conflict between this Agreement and the Plan, the Plan shall govern; provided, however, that nothing in this Paragraph 9 shall be construed as requiring that any such conflict be resolved in a manner that the Company determines would be inconsistent with Section 409A or would result in adverse or unintended tax consequences to you under Section 409A. To the extent that the Committee or the Hardship Committee is authorized to make a determination under this Agreement, all such determinations shall be in the sole discretion of the Committee, the Hardship Committee or their respective delegates.

10. Definitions and Rules of Construction.

(a) Definitions. The following terms have the meanings set forth below:

“Agreement” means this Performance Share Award Agreement under the Plan, including each annex attached hereto.

“Beneficiary” means one or more individuals or entities (including a trust or estate) designated by you to receive, in the event of your death, any shares of Common Stock earned and issuable to you pursuant to this Agreement. You may change your Beneficiary by submitting the appropriate form, as determined by the Committee, to the Record Keeper. The last such form submitted prior to your death with respect to the amounts awarded pursuant to this Agreement received by the Record Keeper shall supersede any prior such form submitted. In the event of your death, the Record Keeper shall attempt to locate your Beneficiary in the order presented on the appropriate Beneficiary designation form by taking one or more of the following actions: first, sending a letter by certified mail to the address of the Beneficiary indicated on the Beneficiary designation form, second, using the letter-forwarding service offered by the Internal Revenue Service or the Federal Social Security Administration and third, taking any other action that the Committee deems appropriate. If 90 days after the last such action taken by the Record Keeper, the Record Keeper has not located your Beneficiary, or if you have no Beneficiary (whether due to the death of your Beneficiary or your failure to properly designate your Beneficiary on the appropriate form), your Beneficiary shall be your estate for purposes of issuing the shares of Common Stock due to you under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings, regulations and other guidance thereunder.

“Committee” means the Compensation and Benefits Committee of the Board of Directors of the Company. Any action that the Committee is required or permitted to take hereunder may be undertaken by any person to whom the Committee delegated authority to take such action, and any action by a delegate of the Committee shall, for all purposes hereof, constitute an act of the Committee.

“Common Stock” means the common stock of the Company, par value $0.33 1/3 per share.

“Company” means Wyeth, a Delaware corporation, and any successor thereto.

“Conversion Date” means the date during the 90-day period following the end of the Performance Year on which the Committee makes the determination set forth in Paragraph 3(a); provided, however, that for purposes of Paragraph 4(b), Conversion Date shall be deemed to mean January 1, 2010.

“Deferral Election” means your one-time irrevocable deferral election made in accordance with the terms of Paragraph 4(a) to defer receipt of all of the shares of Common Stock otherwise issuable to you as of the Conversion Date.

“Disability” means a Separation from Service by reason of disability for purposes of at least one qualified retirement plan or long-term disability plan maintained by the Company in which you participate.

“EPS” means the earnings or net income per share of common stock of the Company for the Performance Year, adjusted to exclude the effect of extraordinary or unusual items of income or expense, all as determined in good faith by the Committee acting in its sole discretion.

“EPS Target” shall be the EPS target amount established by the Committee at a meeting to be held no later than March 1, 2009; provided, however, that if for any reason the Committee shall determine that the EPS Target is no longer a practicable or appropriate measure of financial performance, the Committee may take action to substitute another financial measure as it deems appropriate under the circumstances.

“Exchange Act” means the Securities Exchange Act of 1934 (as amended from time to time) and the rules and regulations promulgated thereunder.

“Hardship Committee” means the individual or individuals designated by the Committee to make all determinations under Paragraph 8. Any action that the Hardship Committee is required or permitted to take hereunder may be undertaken by any person to whom the Hardship Committee delegated authority to take such action, and any action by a delegate of the Hardship Committee shall, for all purposes hereof, constitute an act of the Hardship Committee.

“Payment Date” means the date as of which shares of Common Stock are issued to you in accordance with the terms of this Agreement and any applicable Deferral Election and Re-Deferral Election made by you in accordance with the terms hereof.

“Peer Group” shall consist of those companies listed on ANNEX A attached hereto, which Annex may be amended from time to time as a result of circumstances (e.g., merger, consolidations, etc.) deemed by the Committee in its sole discretion to warrant such amendment.

“Performance Grid” shall be the performance chart established by the Committee at a meeting to be held no later than March 1, 2009, which shall plot the different payout percentage levels at various EPS Targets achieved; provided, however, that if for any reason the Committee shall determine that the Performance Grid is no longer a practicable or appropriate measure of financial performance, the Committee may take action to substitute another financial measure as it deems appropriate under the circumstances.

“Performance Year” shall mean 2009.

“Plan” means the plan identified on the first page of this Agreement, as the same may be amended from time to time. The terms of the Plan constitute a part of this Agreement.

“Record Keeper” means the person or persons identified from time to time by the Committee to be responsible for the day-to-day administration of the Plan.

“Re-Deferral Election” means an election made in accordance with Section 409A to delay the payment of all shares of Common Stock issuable to you pursuant to your Deferral Election or as otherwise described in Paragraph 4(b).

“Restricted Stock Trust” means the trust fund established under the Trust Agreement to accommodate the deferral of issuance of shares of Common Stock represented by Units (and any dividends paid thereon) as provided in Paragraph 4, which trust fund is subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency of the Company as described in the Trust Agreement.

“Retirement” means, for purposes of the Agreement, your (a) attainment of age 65 or (b) attainment of age 55 with 5 years of service, determined in accordance with the service crediting method set forth in the Wyeth Retirement Plan – United States or a successor qualified retirement plan of the Company.

“Section 409A” means Section 409A of the Code.

“Separation from Service” means a separation from service with the Company and its Affiliates for purposes of Section 409A. For purposes of this definition, “Affiliate” means any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, any trade or business that is under common control with the Company (within the meaning of Section 414(c) of the Code), any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a part and any other entity required to be aggregated with the Company pursuant to Section 414(o) of the Code.

“Specified Employee” means (i) each “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) any time during the 12-month period ending on December 31st of a calendar year and (ii) to the extent not otherwise included in (i) hereof, each of the top-100 paid individuals (based on taxable wages for purposes of Section 3401(a) of the Code as reported in Box 1 of Form W-2 compensation for the 12-month period ending on December 31st of such calendar year) who performed services for the Company at any time during the 12-month period ending on December 31st of such calendar year. A Participant shall be treated as a “Specified Employee” for the 12-month period beginning on April 1st of the calendar year following the calendar year for which the determination under clause (i) or (ii) of this definition is made.

“Total Shareholder Return” for any company for any period shall mean the percentage change in the per-share stock market price of such company’s common stock (or equivalent security) during such period (assuming that each of such company’s per-share dividends are reinvested in such security at the closing market per-share price as of the dividend payment date), which calculation shall be determined in good faith by the Committee acting in its sole discretion.

“Trust Agreement” means the Restricted Stock Trust Agreement, dated as of April 20, 1994, as amended, or any successor agreement thereto.

“TSR Modifier” means a chart, attached hereto as ANNEX C, established by the Committee at a meeting to be held no later than April 30, 2007, which plots the different modifiers (which may be positive or negative) at TSR Performance Levels achieved; provided, however, that if for any reason the Committee shall determine that the TSR Modifier for the applicable three-year period is not an accurate measure of the Company’s performance for such three-year period, the Committee may, in its discretion, take action to adjust the percentage modifier in a manner that it deems appropriate under the circumstances.

“TSR Performance Level” means the Company’s ranking, based on its Total Shareholder Return, compared to the Total Shareholder Return of each member of the Peer Group for the three-year period from January 1, 2007 to December 31, 2009.

“Unforeseeable Financial Emergency” means a severe financial hardship to you resulting from (a) an illness or accident of you, your spouse, your Beneficiary or any of your dependents (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code), (b) a loss of your property by reason of casualty (including the need to rebuild your home following damage to your home not otherwise covered by insurance) or (c) such other extraordinary and unforeseeable financial circumstances, arising as a result of events beyond your control. The definition of Unforeseeable Financial Emergency and the procedures related to payments in connection therewith shall comply with the applicable provisions of Section 409A as reasonably construed by the Hardship Committee.

“U.S. Expatriate” means a Participant who is a U.S. taxpayer temporarily working on assignment outside of the United States and who is subject to a tax equalization agreement that authorizes the Company to withhold federal, state and local income taxes from any payment under this Agreement.

(b) Rules of Construction. All references to Paragraphs refer to paragraphs in this Agreement. The titles to Paragraphs in this Agreement are for convenience of reference only and, in case of any conflict, the text of this Agreement, rather than such titles, shall control.

11. Compliance with Laws.

(a) General Rule. This Agreement shall be governed by the laws of the State of Delaware and any applicable laws of the United States. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue any Units or shares of Common Stock of the Company represented thereby pursuant to this Agreement unless and until the Company is advised by its counsel that the issuance of such shares through book-entry form by a credit to an account maintained on your behalf, or through a stock certificate representing such shares, is in compliance with all applicable laws and regulations of governmental authority. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as amended from time to time) or to take any other action in order to cause the issuance of such shares through book-entry form by a credit to an account maintained on your behalf, or through a stock certificate representing such shares, to comply with any such law or regulation.

(b) Reservation of Rights. The Committee shall have the right, at any time, in its discretion, to (i) subject to Section 409A, amend, modify, cancel or rescind, without your consent any or all of the terms and conditions of the Plan and this Agreement, (ii) accelerate, solely to the extent permitted under Section 409A, the issuance of any shares of Common Stock earned under the Agreement or (iii) terminate the Plan in accordance with Section 409A, to the extent the Committee determines necessary, to comply with any applicable law, regulation, ruling or other regulatory guidance, including, without limitation, Section 409A.

(c) Section 16. If you are subject to Section 16 of the Exchange Act, transactions under the Plan and this Agreement are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or this Agreement or action by the Committee involving you is deemed not to comply with an applicable condition of Rule 16b-3, such provision or action shall be deemed null and void as to you, to the extent permitted by applicable law and deemed advisable by the Committee; provided, however, that, except as otherwise noted below in this Paragraph 11(c), no action shall be taken pursuant to this sentence with respect to any provision or Committee action that would directly or indirectly delay the deadline for making a Deferral Election or Re-Deferral Election or change (i) the number of shares of Common Stock issued under the Agreement, (ii) the time or form of issuance pursuant to the Agreement or (iii) the events that trigger issuance of the shares. Notwithstanding the foregoing, to the extent the Committee anticipates that issuance of the shares of Common Stock earned under the Agreement would violate Rule 16b-3 or its successor under the Exchange Act or other applicable law (including, without limitation, other Federal securities laws), issuance of such shares shall be delayed. In the event of such delay, the shares shall be issued as of the earliest date the Committee reasonably anticipates that such issuance will not cause such violation. In the event the Plan or this Agreement does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements or the price and amount of awards as applicable) shall be deemed automatically to be incorporated by reference into the Plan and/or this Agreement insofar as you are concerned, with such incorporation to be deemed effective as of the effective date of such Rule 16b-3 provision.

12. Change of Control.

(a) Vesting. Upon a Change of Control, your Units shall be fully vested.

(b) No Deferral of Compensation. If, as of a Change of Control, your Units do not constitute, either in whole or in part, a deferral of compensation for purposes of Section 409A, then 30 days after such Change of Control, the shares of Common Stock in settlement of such Units shall be issued, except as otherwise provided in Paragraph 12(d), to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in accordance with Paragraph 5, in a lump sum.

(c) Deferral of Compensation. If, as of a Change of Control, your Units constitute, either in whole or in part, a deferral of compensation for purposes of Section 409A or have been cancelled, in whole or in part, pursuant to Paragraph 4(a), then, solely to the extent that such Change of Control is a change of control event within the meaning of Section 409A, the Committee may, in its discretion, terminate the Plan in accordance with Section 409A and, except as otherwise provided in Paragraph 12(d), and without regard to any Deferral Election or Re-Deferral Election, issue in a lump sum to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in accordance with Paragraph 5, the shares of Common Stock then issuable to you pursuant to this Section 12(c); provided, that, such issuance shall be at a time and in a manner that will not result in the imposition on you of adverse or unintended tax consequences under Section 409A.

(d) Cash In Lieu of Shares. In lieu of shares of Common Stock issuable pursuant to Paragraphs 12(b) and 12(c), as the case may be, the Committee may, in its sole discretion, distribute to you an amount, in cash, equal to the value of such shares determined in accordance with Plan provisions. Such amount shall be paid at the time specified in Paragraphs 12(b) and 12(c), as the case may be.

13. Effect of Acknowledgement. In order to receive the award described in this Agreement, you must acknowledge receipt of the Agreement as soon as reasonably practicable by using the applicable procedure established by the Committee for such purpose. By acknowledging receipt in accordance with this Paragraph 13, you are agreeing to the terms and conditions of this Agreement and to amendment in accordance with the deadline imposed by

Section 409A of any prior award agreement from the Company to incorporate terms and conditions that are substantially similar to those set forth in this Agreement to the extent that such award agreement relates to stock units that were not earned and vested as of December 31, 2004 or to shares of Common Stock that have not been issued to you as of December 31, 2007.

WYETH

By:
Treasurer

ACCEPTED AND AGREED TO:

Name (Please Print)

Signature

ANNEX A

Peer Group

Abbott Laboratories

Bristol-Myers Squibb Company

Eli Lilly and Company

Johnson & Johnson

Merck & Co., Inc.

Pfizer Inc.

Schering-Plough Corporation

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ANNEX B

TERMS AND CONDITIONS OF DEFERRAL ELECTIONS

AND RE-DEFERRAL ELECTIONS

Any Deferral Elections are subject to Paragraph 4(a) of this Agreement and the terms and conditions set forth in this ANNEX B. Capitalized terms not defined in this ANNEX B have the same meanings as in this Agreement.

1.	Your Deferral Election applies to all shares of Common Stock earned and issuable under this Agreement and must be made on an election form that conforms to this ANNEX B. Your Deferral Election must be submitted to the Record Keeper as soon as possible and by no later than 30 days from the date of this Agreement or such shorter period as may be required by Section 409A and communicated to you by the Record Keeper.

2.	Once your completed election form has been submitted in accordance with this Agreement and this ANNEX B, your Deferral Election will be irrevocable.

3.	All Deferral Elections and Re-Deferral Elections shall conform to Section 409A. Notwithstanding anything to the contrary in this ANNEX B, the Company has the right, without your prior consent, to amend or modify your Deferral Elections and Re-Deferral Elections (including the time and form of payment) to the extent that the Committee deems necessary to avoid adverse or unintended tax consequences to you under Section 409A.

4.	If you elect to make a Deferral Election, you must select either a Short-Term Payout or a Retirement Benefit, as described below. Unless otherwise provided in this Agreement, all of the shares of Common Stock earned and issuable under this Agreement will be issued as of such Payment Date(s) and delivered to you as soon as practicable thereafter. You cannot elect both a Short-Term Payout and a Retirement Benefit Payout.

a.	A Short-Term Payout is a lump-sum distribution of all such shares of Common Stock issued as of the Payment Date you select, which can be no earlier than the first day of the month following the date that is three and no more than fifteen years after the Conversion Date. Additionally, the Payment Date for your Short-Term Payout can be no later than the end of the calendar year in which you attain age 80.

b.	A Retirement Benefit is a distribution of all such shares of Common Stock in the form of either a lump sum or annual installments (over 3 to 15 years) issued as of the first day of the month following your Retirement or a later date that is one or more years after your Retirement. Installments will be treated as a single payment form. You must elect a Payment Date that will result in all shares earned and issuable under this Agreement being issued to you no later than the end of the calendar year in which you attain age 80. If your payment election would result in the issuance of shares to you following the calendar year in which you attain age 80, any earned and unissued shares otherwise scheduled pursuant to your election to be issued to you after the year in which you attain age 80 will be issued to you on the scheduled payment date for the year in which you attain age 80.

5.	You may make a Re-Deferral Election in the following circumstances:

a.	If you do not make a Deferral Election in accordance with Paragraph 4(a), you may make a Re-Deferral Election at any time before the date that is 12 months prior to the Conversion Date; or

b.	If you have a Deferral Election or a Re-Deferral Election in effect and later wish to further defer issuance of the shares of Common Stock (if any) issuable to you under the Agreement, you may make a Re-Deferral Election at any time before the date that is 12 months prior to the earlier of (i) the Payment Date you elected in your Deferral Election or Re-Deferral Election (or, if you had elected to receive the shares of Common Stock as a Retirement Benefit paid in installments, 12 months before the date the first installment is scheduled to be paid) and (ii) the Payment Date that would apply under the terms of the Agreement.

In all cases, your Re-Deferral Election must defer issuance of the shares of Common Stock for a period of not less than five years from the Payment Date then in effect under your Deferral Election or Re-Deferral Election (if any) or the Payment Date established under the Agreement and must comply with Paragraph 4(b). Further, your Re-Deferral Election will not take effect until at least 12 months after the date on which such election is made.

6.	The following additional rules apply to Deferral Elections and Re-Deferral Elections:

a.	If you make a Deferral Election or Re-Deferral Election to receive the shares earned and issuable to you under this Agreement as a Retirement Benefit issued in installments, each installment after the first installment will be paid on the first day of the month following the anniversary of your Retirement.

b.	If you make a Deferral Election or Re-Deferral Election to receive the shares earned and issuable to you under this Agreement as a Retirement Benefit issued in installments, and the first installment is delayed pursuant to Paragraph 5(e) because you are a Specified Employee, such installment shall be issued as of the first day of the month following the six-month anniversary of your Separation from Service. The second installment shall be issued as of the first day of the month following the first anniversary of your Separation from Service and each subsequent installment shall be issued as of the first day of the month following the anniversary of your Separation from Service.

c.	If you make a Deferral Election or Re-Deferral Election to receive the shares earned and issuable to you under this Agreement in a Short-Term Payout, you may make a subsequent Re-Deferral Election to the extent permitted by Paragraph 4(b) with respect to such shares, as long as you are an active employee of the Company or its subsidiaries at the time of such subsequent Re-Deferral Election.

d.	If you make a Deferral Election or Re-Deferral Election to receive the shares earned and issuable to you under this Agreement as a Retirement Benefit, you may make a subsequent Re-Deferral Election to the extent permitted by Paragraph 4(b) of the Agreement and Paragraph 5 of this Annex B with respect to such shares, as long as (i) issuance of the shares subject to your Deferral Election or prior Re-Deferral Election has not commenced at the time of such subsequent Re-Deferral Election and (ii) if, prior to such subsequent Re-Deferral Election, you incurred a Separation of Service, it was by reason of Retirement.

e.	If you make a Deferral Election or Re-Deferral Election to receive a Retirement Benefit and incur a Separation from Service by reason of Retirement prior to the Conversion Date and have been, as of the date of such Separation from Service, in the continuous employment of the Company or one or more of its subsidiaries for at least two consecutive years, the shares of Common Stock earned and issuable under this Agreement subject to your Deferral Election or Re-Deferral Election will be issued in the form (installments or lump sum) elected by you in the Deferral Election or Re-Deferral Election, as the case may be and, subject to Paragraph 5(e), as of the later of (A) the Payment Date(s) specified in your Deferral Election or Re-Deferral Election, as the case may be, and (B) the Conversion Date.

f.	If you make a Deferral Election to receive the shares earned and issuable to you under this Agreement as a Retirement Benefit issued in annual installments and later wish to make a Re-Deferral Election pursuant to Paragraph 4(b), your Re-Deferral Election must be made not less than 12 months prior to the Payment Date then in effect applicable to the first installment as specified in your Deferral Election (or prior Re-Deferral Election) and defer issuance for at least five years from such Payment Date.

g.	In all cases, your Deferral Election and Re-Deferral Election (if any) will become irrevocable on the latest date on which such election may be made, as set forth in Paragraph 4 of the Agreement and Paragraph 5 of this Annex B.

ANNEX C

TSR Modifier

TSR Performance Level	Percentage Points By Which TSR Modifier Will Modify Award Based on EPS Target Achieved
Top 2 Ranking	Increase by 25 Percentage Points to a maximum of 200% of the Award.

Middle 4 Ranking	No Modification

Bottom 2 Ranking	Decrease by 25 Percentage Points, except if EPS Target Achieved would yield between 150% and 200% of Award, then Award will be reduced on a sliding scale between 25 and 50 Percentage Points

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ANNEX D

ADMINISTRATIVE FEE

Wyeth PSA

# Shares Earned	Fee
1,001 +	$75
501-1,000	$40
101-500	$20
70-100	$5

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